                                                                    EXHIBIT 21.0

                  The following is a list of significant subsidiaries of Advanced Lighting Technologies, Inc., all of which are organized under the law of the State of Ohio, except where indicated:

APL Engineered Materials, Inc.
Venture Lighting International, Inc.
Specialty Discharge Lighting, Inc.
Lighting Resources International, Inc.
Metal Halide Technologies, Inc.
Energy-Wise Lighting, Inc.
The Light Source, Inc.
Bio Light, Inc.
HID Direct, Inc.
Bright Ideas Advertising and Design, Inc.
High Intensity Technologies, Inc.
Energy Efficient Products, Inc.
Metal Halide Controls, Inc.
MICROSUN Technologies, Inc.
HID Recycling, Inc.
Advanced Cable Lite Corporation
Advanced Lighting Technologies Australia, Inc.
Venture Lighting International, Ltd.
         (organized under the laws of the United Kingdom)
Pacific Lighting, Inc.
         (organized under the laws of the British Virgin Islands)
Spectro Electric, Inc. a/k/a/ Advanced Lighting Technologies Canada, Inc.
         (organized under the laws of Ontario)
Advanced Lighting Technologies Ltd.
         (organized under the laws of the United Kingdom)
Ballastronix (Delaware), Inc.
         (a Delaware corporation)
Ballastronix, Inc.
         (organized under the laws of Canada)
Lighting Professionals, Inc.
         (an Arizona corporation)
Advanced Lighting Technologies Europe Ltd.
         (organized under the laws of the United Kingdom)
Venture Lighting SRL
         (organized under the laws of Italy)
Canadian Lighting
         (organized under the laws of Canada)
Wrobel Holdings
         (organized under the laws of Canada)
Sparrow Industries
         (organized under the laws of Canada)
Parry Power Systems, Ltd.
         (organized under the laws of the United Kingdom)